Exhibit 4.2

AMENDMENT TO

GUARANTEE AGREEMENT

This AMENDMENT TO GUARANTEE AGREEMENT (this “Amendment”), dated as of June 29, 2005, is entered by and between JOHN HANCOCK FINANCIAL SERVICES, INC., a Delaware corporation (the “Company”) and JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY, a Massachusetts corporation (“JHVLICO”).

W I T N E S S E T H:

WHEREAS, the Company and JHVLICO are parties to that certain Guarantee Agreement dated December 30, 2002 (the “Agreement”), pursuant to which the Company has unconditionally guaranteed the full and punctual payment when due of all amounts payable by JHVLICO with respect to Guarantee Period Interests, as defined in the Agreement (the “JHFS Guarantee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement;

WHEREAS, Manulife Financial Corporation (“MFC”), a Canadian corporation and the ultimate corporate parent of both the Company and JHVLICO, has unconditionally guaranteed the full and punctual payment when due of all amounts payable by JHVLICO with respect to guarantee period interests issued on or after the date hereof under deferred combination fixed and variable annuity contracts, pursuant to that certain Subordinated New MVA Guarantee of MFC, dated as of the date hereof (the “MFC Subordinated New MVA Guarantee”), and filed as Exhibit 4(j) to the Registration Statement on Form F-3 of MFC and JHVLICO filed with the Securities and Exchange Commission (File Nos. 333-124224 and 333-124224-01); and

WHEREAS, in light of the MFC Subordinated New MVA Guarantee, the Company, JHVLICO and MFC intend that the JHFS Guarantee shall not apply to Guarantee Period Interests issued on or after the date hereof;

NOW, THEREFORE, in consideration of the premises, the parties hereby agree as follows:

SECTION 1. Amendment to Guarantee. The Guarantee set forth in the Agreement shall be amended such that the Guarantee shall not apply and have no legal effect with respect to any Guarantee Period Interests (whether under existing or new Contracts) issued on or after the date hereof.

SECTION 2. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws, and shall bind and inure to the benefit of the successors and assigns of the parties.

SECTION 3. Effect on Original Agreement. Except as specifically provided in this Amendment, no other amendments, revisions or changes are made to the Agreement. All other terms and conditions of the Agreement remain in full force and effect.

SECTION 4. Conforming References. Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “herein,” or other words of like import, shall mean and be a reference to the Agreement as amended hereby.

SECTION 5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party has caused this Amendment to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

JOHN HANCOCK FINANCIAL SERVICES, INC.

By:	/s/ Peter Copestake
Peter Copestake
Treasurer

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By:	/s/ Peter Copestake
Peter Copestake
Treasurer